Exhibit 10.31
TransTechnology Corporation
As of February 17, 2006
Tinicum, Inc.
Tinicum Capital Partners II, L.P.
Tinicum Capital Partners II Parallel Fund, L.P.
800 Third Avenue
40th Floor
New York, NY 10022
Attn.: Ms. Stephanie S. Chen
     Re:           Amended and Restated Confidentiality Agreement
Ladies and Gentlemen:
     In connection with the consideration by Tinicum, Inc., Tinicum Capital Partners II, L.P. and Tinicum Capital Partners II Parallel Fund, L.P. (collectively, “you”) of a possible negotiated transaction with or acquisition of (a “Possible Transaction”) TransTechnology Corporation and/or its subsidiaries or divisions (collectively, with its subsidiaries and divisions, the “Company”), the Company has made available and is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “Representatives” shall include the members, directors, officers, employees, agents, partners and advisors of a party and those of its subsidiaries, and/or divisions (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and prospective sources of financing for the Possible Transaction). Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.
     1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company to you or to your Representatives, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which you or your Representatives otherwise learn or obtain, through observation or through analysis of such information, data or knowledge, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or

As of February 17, 2006

your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession and developed by you prior to it being furnished to you by or on behalf of the Company pursuant hereto, provided that you had no reasonable basis (after due inquiry) for concluding that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information or (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that you do not know or have reason to believe (after due inquiry) that the source is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information.
     2. Use and Disclosure of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained therein is disclosed to a third party. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will not be used in any way detrimental to the Company, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction, who are provided with a copy of this letter agreement and who agree in a writing signed and delivered to us to be bound by the terms hereof. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by you or any of your Representatives, and, at your sole expense, to take all reasonable measures (including, but not limited to, court proceedings) to restrain yourself and your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.
     In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that you or your Representative have received Evaluation Material or that Evaluation Material has been made available to you or your Representative, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”). Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, neither you nor any of your “affiliates” (as defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”) will, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any person (other than the Company) regarding a Possible Transaction. The

As of February 17, 2006

term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.
     In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or Discussion Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the opinion of outside legal counsel, legally compelled to disclose Evaluation Material or Discussion Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed, provided that you use your best efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information by such tribunal; and provided further that you shall promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.
     3. Return and Destruction of Evaluation Material. In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company in its sole discretion and for any reason, you will as directed by the Company promptly deliver, at your expense, to the Company or destroy all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or on your behalf shall be returned or destroyed and no copy thereof shall be retained, and, upon the Company’s request, you shall provide the Company with prompt written confirmation of your compliance with this paragraph. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.
     4. No Representations or Warranties. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

As of February 17, 2006

     5. No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, during the term of this letter agreement, as noted in paragraph 21 herein, neither you nor any of your affiliates or Representatives (nor any person acting on behalf of or in concert with you or any of your affiliates or Representatives) will, without the prior written consent of the Company, directly or indirectly, solicit to employ or actually employ any of the officers or employees of the Company serving as such as of the date of this agreement or at any time during the term of this agreement; provided, however, that you may engage in general solicitations for, and subsequently hire, employees in the ordinary course of business and consistent with past practice.
     In consideration of the Evaluation Material being furnished to you, you hereby agree that, during the term of this letter agreement, neither you nor any of your affiliates or Representatives will (i) solicit any existing customers of the Company for purchases of products, information or services that are within the scope of the business activities of the Company or (ii) take any other action that is reasonably likely to cause injury to the relationship between the Company, and its employees, customers, suppliers or other business associates provided, however, that this clause shall not prohibit you or any company or business acquired by you or any of your affiliates after the date of this letter agreement from making solicitations to your or its existing customers that are also customers of the Company in the ordinary course of your or its business (it being understood that neither you nor any of your affiliates, including without limitation, any company or business acquired by your or any of your affiliates, shall use or otherwise rely on any Evaluation Material in connection with many any such solicitations to existing customers).
     6. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.
     7. Standstill. You agree that, for a period until the earlier of (i) a public announcement of any tender or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or assets of the Company or the subsidiaries constituting a significant portion of the consolidated assets of the Company and its subsidiaries (a “Sale Transaction”), (ii) September 21, 2007, (iii) such date as the Investor (as such term is defined in the SPA) or its affiliates do not own 50% of the shares purchased in the Stock Purchase Agreement, dated February 15, 2006, by and among the Company, Tinicum Capital Partners II L.P., Tinicum Capital Partners Parallel Fund II, L.P. and Tinicum Inc. (the “SPA”), or (iv) the Board of Directors waives the restrictions in this paragraph 7, unless specifically invited in

As of February 17, 2006

writing by the Company, neither you nor any of your affiliates or Representatives will in any manner directly or indirectly: (a) assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (x) any Sale Transaction or (y) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, it being understood that the foregoing shall not prohibit you or your affiliates from effecting or participating in such transaction, (b) engage in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (c) form, join or in any way participate in a “group” (as defined under the 1934 Act) with unaffiliated third parties with respect to the Company or otherwise act in concert with any person in respect of any such securities; (d) other than by requesting the Board of Directors of the Company to waive any of the provisions of this Section, take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party (other than your representatives and any financing sources) with respect to any of the foregoing. The Company agrees that during such period you may request that the Company or any of its Representatives, directly or indirectly, amend or waive any provisions of this paragraph. Nothing in this paragraph 7 shall prohibit or be construed to prohibit the Investor from making any filings with the Securities and Exchange Commission which the Investor reasonably determines it is required to make.
     8. No Agreement. You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction unless and until you and the Company shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).
     9. No Waiver of Rights. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

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     10. Remedies. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. You further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and you agree to waive any requirements for the securing or posting of any bond in connection with such remedy. You also agree to reimburse the Company for all costs incurred by the Company in connection with the enforcement of this letter agreement (including, without limitation, reasonable out-of-pocket legal fees in connection with any litigation, including any appeal therefrom).
     11. Governing Law. This letter agreement is for the benefit of the Company (and its subsidiaries and affiliates) and its Representatives, and shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). You hereby irrevocably and unconditionally waive any objection which you may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America located in the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     12. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter.
     13. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.
     14. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

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     15. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.
     16. Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company shall be made through Christopher Croft, Senior Vice President, Houlihan Lokey Howard & Zukin, 685 Third Avenue, New York, NY 10017 (212) 497-4121. Neither you nor any of your Representatives will contact any third party with whom the Company or any of its subsidiaries has a business or other relationship, including, without limitation, any director (other than Mr. Berthelot, Thomas Chema and William Recker), officer, employee, customer, supplier, stockholder or creditor of the Company or any of its subsidiaries, in connection with a Possible Transaction without the Company’s prior written consent.
     17. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.
     18. Third Party Beneficiaries. You agree and acknowledge that this letter agreement is being entered into by and on behalf of the Company and its subsidiaries and divisions and that they shall be third party beneficiaries hereof, having all rights to enforce this letter agreement. You further agree that, except for such parties, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.
     19. No License. Nothing herein shall be deemed to grant a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material disclosed pursuant to this letter agreement.
     20. Term. This letter agreement shall have a term ending the later of (i) September 21, 2007 or (ii) the date on which the Investor owns less than 50% of those certain shares purchased by the Investor pursuant to the SPA; provided, however, that the term contained in this paragraph 20 shall not apply to the obligations and other agreements contained in paragraph 7 of this letter agreement.
     21. Agreements and Obligations Joint and Several. All agreements and obligations of Tinicum, Inc., Tinicum Capital Partners II, L.P. and Tinicum Capital Partners II Parallel Fund, L.P. contained in this letter agreement shall be joint and several.
     22. Amendment and Restatement. This letter agreement amends and restates in its entirety that certain letter agreement dated September 21, 2005 by and between the Company and Tinicum, Inc.
[Signature Page Follows]

As of February 17, 2006

     Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

TRANSTECHNOLOGY CORPORATION

By:

Name: Robert L.G. White
Title: President and Chief Executive Officer
CONFIRMED AND AGREED
as of the date written above:
TINICUM, INC.

By:

Name:
Title:

TINICUM CAPITAL PARTNERS II, L.P.

By:	TINICUM LANTERN II, LLC
Its:	General Partner

By:

Name:
Title:

TINICUM CAPITAL PARTNERS PARALLEL FUND II, L.P.

By:	TINICUM LANTERN II, LLC
Its:	General Partner

By:

Name:
Title: